Exhibit 10.31
November 27, 2006
Diebold, Incorporated
5995 Mayfair Road
P.O. Box 3077
North Canton, OH 44720-8077
Attention: Robert Warren
Re:       $100,000,000.00 Term Loan
Dear Mr. Warren:
     We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a term loan to Diebold, Incorporated (the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your term loan are outlined in the following sections of this letter.
1. Facility and Use of Proceeds. This is a term loan in the amount of $100,000,000.00 (the “Term Loan” or the “Loan”), which amount the Bank shall deliver in immediately available funds to the account of the Borrower specified in Exhibit A hereto. The proceeds of the Term Loan will be used to fund the Brazilian Reorganization. As used herein, the term “Brazilian Reorganization” refers to that series of transactions materially as set forth in an officer’s certificate of the Borrower, dated as of the date hereof, provided to the Bank.
2. Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by a term note (the “Note”) in form and content satisfactory to the Bank.
     This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
3. Interest Rate. Interest on the Term Loan will be charged at the rates, and be payable on the dates and times, set forth in the Note.

Diebold, Incorporated
November 27, 2006

4. Repayment. Interest on the Term Loan shall be payable as set forth in the Note to and including December 27, 2006, on which date the outstanding principal and accrued interest thereon will be due and payable. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided that any full or partial prepayment of any Loans bearing interest at LIBOR made on a day other than the last day of the Interest Period relating thereto shall be subject to the payment of additional costs described in Section 7 of the Note; provided further, that any partial prepayment shall be in the amount of $10,000,000.00 or a multiple of $10,000,000.00 in excess thereof and shall be accompanied by the payment of accrued interest on the principal amount prepaid to the date of prepayment.
5. Covenants. The Borrower agrees that from the date of execution of this Letter Agreement until the Loan have been paid in full, the Borrower will:
     (a) Books and Records. Permit the Bank, by its representatives and agents, to reasonably inspect the financial or accounting records of the Borrower and other documents of the Borrower, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Bank under this Letter Agreement, to examine and make copies of such records and documents of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers upon reasonable prior notice at such reasonable times and intervals as the Bank may designate.
(b) Financial Statements; Other Information.
     (i) The Borrower will deliver to the Bank:
     (A) Financial Statements for its fiscal year, within 90 days after each fiscal year end after the date hereof, audited and certified without qualification by a certified public accountant acceptable to the Bank;
     (B) Financial Statements for each of the first three fiscal quarters of each fiscal year after the date hereof, within 45 days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer; and
     (C) With each delivery of Financial Statements, a certificate of the Borrower’s chief financial officer as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.
As used herein, “Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted

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November 27, 2006

accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments and the absence of footnotes).
     (ii) The Borrower will promptly submit to the Bank such other information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to non-financial information).
     (c) Payment of Taxes and Other Charges. Timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with generally accepted accounting principles, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” means a material adverse effect on (i) the business, property, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries taken as a whole, (ii) the ability of the Borrower to pay the obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.
     (d) Maintenance of Existence, Operation and Assets. Carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or fields related thereto or extensions thereof (taking the Borrower and its subsidiaries on a consolidated basis) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (e) Insurance. Maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
     (f) Compliance with Laws. Comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. As used herein, “Requirements of Law” means, as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.
     (g) Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage

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of time or the giving of notice, or both, would constitute an Event of Default, or (iv) any event which could reasonably be expected to have a Material Adverse Effect.
     (h) Financial Covenants. The Bank and the Borrower agree that the financial covenants set forth in Sections 6.18 and 6.19 of that certain Amended and Restated Loan Agreement dated as of April 30, 2003 among the Borrower, certain subsidiaries of Borrower party thereto, the lenders party thereto and JP Morgan Chase Bank, N.A. (as successor to Bank One, N.A.) as agent (the “Other Loan Document”), are hereby incorporated herein by this reference (together with the definitions of all defined terms used in such sections) as if set forth herein at length, as any of the foregoing have been or may be amended, modified or supplemented from time to time (the “Incorporated Provisions”). Any amendments, modifications, waivers or other changes in the terms of any of the Incorporated Provisions shall automatically constitute an amendment to this Letter Agreement without any need for further action or documentation. Notwithstanding the foregoing, any amendments, modifications, waivers or other such changes to any Incorporated Provision which operate to waive or prevent the occurrence of a default or “Event of Default” under the Other Loan Document shall not be effective to waive or prevent the occurrence of an Event of Default under this Letter Agreement unless consented to in writing by the Bank in its sole discretion. Prior to or promptly upon the occurrence of any amendment, modification, waiver or other change described in the preceding sentence, the Borrower shall provide written notice to the Bank thereof and a request for consent thereto, such notice to specifically describe such change and the reasons therefor and include a true and complete copy of any and all documents and agreements executed to evidence such change. No action, inaction or delay by the Bank (either before or after the Bank receives a notice described in the preceding sentence) shall constitute a waiver of any of the Bank’s rights under this paragraph. Notwithstanding the foregoing, any consent by the Bank in its capacity as a lender under the Other Loan Document to any amendment, modification, waiver or other change to any of the Incorporated Provisions shall, only in such instance and with respect to such instance, void any requirement herein for the Borrower to notify the Bank thereof or obtain any additional consent thereto and any such amendment, modification, waiver or other change shall with no further action required be effective with respect to this Letter Agreement as well. If the Other Loan Document terminates or otherwise ceases to be in full force and effect at any time and for any reason, whether by voluntary termination, upon default, acceleration, at maturity or otherwise (a “Termination”), all of the Incorporated Provisions of the Other Loan Document shall survive the Termination and shall continue in full force and effect as a part of this Letter Agreement. At any time after a Termination, the Borrower shall promptly upon the Bank’s request execute and deliver to the Bank a supplement to this Letter Agreement, which supplement will expressly incorporate into this Letter Agreement all or any number of the Incorporated Provisions of the terminated Other Loan Document as the Bank in its sole discretion shall select, as such Incorporated Provisions are in effect immediately prior to the date of Termination.
6. Representations and Warranties. To induce the Bank to extend the Loan, the Borrower hereby makes the following representations and warranties as of the date hereof:
     (a) Existence. The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on.

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November 27, 2006

     (b) Power and Authority. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is duly authorized to borrow under this Letter Agreement and to perform all of the other terms and provisions of the Loan Documents.
     (c) Financial Statements; No Material Adverse Change. All Financial Statements heretofore delivered to the Bank were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower. Since the date of the latest Financial Statements provided to the Bank, the Borrower there has been no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     (d) Title to Assets. The Borrower has good title to the assets reflected on the most recent Financial Statements as owned by it, except for assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements.
     (e) Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower’s executive officers, threatened against or affecting the Borrower which could reasonably be expected to have a Material Adverse Effect.
     (f) Tax Returns. The Borrower has filed all United States federal tax returns and all other material returns and reports that are required to be filed by it by any governmental authority and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Borrower by any governmental authority, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. .
     (g) Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by appropriate action of its Board of Directors or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.
     (h) No Defaults or Violations. There does not exist any Event of Default under this Letter Agreement and the consummation of this Letter Agreement and the lending transactions contemplated herein will not result in any default by the Borrower under, or violation by the Borrower of, any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency.

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November 27, 2006

     (i) Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan, except, in each case, where such noncompliance would not have a Material Adverse Effect.
     (j) Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law, that would reasonably be expected to have a Material Adverse Effect. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
     (k) Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
     (l) Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
     (m) Disclosure. No information, exhibit or report furnished by the Borrower in writing to the Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements

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contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information, the Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Borrower to be reasonable.
7. Fee. The Borrower shall pay to the Bank a fee in the amount of $20,000.00, payable as follows: (a) on the date of the Note, $10,000.00 and (b) on March 31, 2007, an additional $10,000.00; provided, however, that, that in the event the Bank generates fee revenue from foreign exchange transactions with the Borrower during the period from the date hereof to March 31, 2007 in an amount equal to or greater than $10,000.00, the Bank may, by written notice to the Borrower, waive the March 31, 2007 payment.
8. Expenses. The Borrower agrees to pay the Bank, upon the execution of this Letter Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with any modifications to the Loan Documents after the date hereof, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Letter Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes. The Borrower shall pay the Bank, on the date of the Note, a document services fee in an amount not to exceed $1,500.00 for documenting and closing this transaction (which includes, among other things, fees and expenses of the Bank’s in-house counsel).
9. Conditions.
     (a) Conditions to Initial Advance. The Bank’s obligation to make the initial advance under the Loan is subject to the conditions that as of the date of such initial advance:
     (i) Authorization Documents. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Letter Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank;
     (ii) Governing Documents. The Bank shall have received copies, certified by a duly authorized officer of the Borrower to be true and complete as of the date of this Letter Agreement, of the certificate or articles of incorporation and by-laws of the Borrower;
     (iii) Incumbency Certificate. The Bank shall have received from the Borrower an incumbency certificate, dated as of the date of this Letter Agreement, signed by a duly authorized officer of the Borrower, and giving the name and bearing the specimen signature of each individual who shall be authorized, in the name and on behalf of the Borrower (i) to sign each of the Loan Documents, (ii) to make requests for advances and (iii) to give notices and to take other action on its behalf under the Loan Documents.

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November 27, 2006

     (iv) Solvency Certificate. The Bank shall have received a certificate of the chief financial officer, treasurer or assistant treasurer of the Borrower dated as of the date of this Letter Agreement certifying that after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
     (v) Receipt of Loan Documents. The Loan Documents shall have been duly executed and delivered, shall be in full force and effect and shall be in form and substance satisfactory to the Bank.
     (vi) Opinion of Counsel. The Bank shall have received a favorable legal opinion addressed to the Bank dated as of the date hereof, in form and substance satisfactory to the Bank; and
     (vii) Payment of Fees. The Borrower shall have paid to the Bank all fees and expenses subject to reimbursement.
     (b) Conditions to All Advances. The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of such advance:
     (i) Accuracy of Representations and Warranties. Each of the representations and warranties of the Borrower contained in this Letter Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Letter Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such advance;
     (ii) No Event of Default. No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing; and
     (iii) Material Adverse Change. No material adverse change shall have occurred in the business, properties, assets, operations, condition (financial or otherwise), results of operations or prospects of the Borrower.

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November 27, 2006

10. Additional Provisions.
     (a) Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.
     (b) Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.
     (c) Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.
     (d) Illegality. If any provision contained in this Letter Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Letter Agreement.
     (e) Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Letter Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.
     (f) Entire Agreement. This Letter Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     (g) Counterparts. This Letter Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed

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November 27, 2006

counterpart. Any party so executing this Letter Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     (h) Successors and Assigns. This Letter Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Letter Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Letter Agreement in whole or in part. The Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, insurance companies or other financial institutions or funds that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business or any other entity (“Purchasers”) all, but not less than all, of its rights and obligations under the Loan Documents. The consent of the Borrower shall be required prior to an assignment becoming effective, which consent shall not be unreasonably withheld or delayed and shall not be required if such assignment is to an affiliate of the Bank; provided, upon and during the continuance of any Event of Default, the consent of the Borrower shall not be required.
     (i) Interpretation. In this Letter Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Letter Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Letter Agreement. Section headings in this Letter Agreement are included for convenience of reference only and shall not constitute a part of this Letter Agreement for any other purpose. Unless otherwise specified in this Letter Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.
     (j) No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.
     (k) Termination. Both this Letter Agreement and the Note, including all representations and warranties and all covenants, shall terminate upon payment in full of all principal, interest and fees owed by the Borrower under the Loan Documents; provided, that the Borrower’s obligations under Section 8 of this Letter Agreement and Section 11 of the Note shall survive any such termination.
     (l) Governing Law and Jurisdiction. This Letter Agreement has been delivered to and

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accepted by the Bank and will be deemed to be made in the State of Ohio. This Letter Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the State of Ohio (and appellate courts therefrom); provided that nothing contained in this Letter Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Letter Agreement.
     (l) WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS LETTER AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.
     To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within five (5) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
     Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.
Very truly yours,
PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph G. Moran

Joseph G. Moran
Vice President

Diebold, Incorporated
November 27, 2006

ACCEPTANCE
     With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this                      day of November, 2006.

BORROWER:

DIEBOLD, INCORPORATED

By:	/s/ Kevin J. Krakora

Name: Kevin J. Krakora

Title: Executive Vice President and Chief Financial Officer

Term Note
(Multi-Rate Options)

$100,000,000.00	November 27, 2006
FOR VALUE RECEIVED, DIEBOLD, INCORPORATED, an Ohio corporation (the “Borrower”), with an address at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank"), in lawful money of the United States of America in immediately available funds at its offices located at 1375 East Ninth Street, Cleveland, Ohio 44114, or at such other location as the Bank may designate from time to time, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000.00), together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.
1. Rate of Interest. Amounts outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrower from the interest rate options set forth below (each, an “Option”):
     (i) Base Rate Option. A rate of interest per annum which is at all times equal to the higher of (A) the Prime Rate or (B) the Federal Funds Rate plus fifty (50) basis points (0.50%) (“Base Rate”). There are no required minimum interest periods for amounts bearing interest under the Base Rate Option.
     (ii) LIBOR Option. A rate per annum equal to (A) LIBOR plus (B) seventy-five (75) basis points (0.75%), for the applicable LIBOR Interest Period.
For purposes hereof, the following terms shall have the following meanings:
“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio.
“Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the Open Rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler (or any successor) or any other broker selected in good faith by the Bank, as set forth on the applicable Telerate display page; provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the Open Rate on the immediately preceding Business Day or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error). If and when the Federal Funds Rate changes, the rate of interest with respect to any advance to which the Federal Funds Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
“LIBOR” shall mean, with respect to any amount to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/16th of 1%) (i) the rate of interest determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such LIBOR Interest Period for such amount and having a borrowing date and a maturity comparable to such LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Interest Period” shall mean, with respect to any amount to which the LIBOR Option applies, the period of seven (7), fourteen (14) or twenty-one (21) days as selected by the Borrower on the date of disbursement of such amount (or the date of conversion of any amount to the LIBOR Option, as the case may be) and each successive period selected by the Borrower thereafter; provided that, (i) if a LIBOR Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the LIBOR Interest Period shall end on the next preceding Business Day, and (ii) the Borrower may not select a LIBOR Interest Period that would end on a day after the Maturity Date (as hereinafter defined).
“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any amounts to which the Base Rate Option applies will change automatically without notice to the Borrower, effective on the date of any such change.
LIBOR shall be adjusted with respect to any amounts to which the LIBOR Option applies on and as of the effective date of any change in the LIBOR Reserve Percentage. The Bank shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
If the Bank reasonably determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate for all amounts then bearing interest under the LIBOR Option shall be converted at the expiration of the then current LIBOR Interest Period to the Base Rate.
In addition, if, after the date of this Note, the Bank shall reasonably determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR, the Bank shall notify the Borrower. Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply (which it agrees to promptly do if such is the case), (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate on all amounts then bearing interest under the LIBOR Option shall be converted to the Base Rate either (i) on the last day of the then current LIBOR Interest Period(s) if the Bank may lawfully continue to maintain or fund loans based on LIBOR to such day, or (ii) immediately if the Bank may not lawfully continue to maintain or fund loans based on LIBOR.
The foregoing notwithstanding, it is understood that the Borrower may select different Options to apply simultaneously to different portions of this Note and may select up to three (3) different interest periods to apply simultaneously to different portions of this Note bearing interest under the LIBOR Option. Interest hereunder on amounts bearing interest under the LIBOR Option will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. Interest hereunder on amounts bearing interest under the Base Rate Option will be calculated based on the actual number of days that principal is outstanding over a year of 365/366 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.
2. Interest Rate Election. Subject to the terms and conditions of this Note, at the end of each interest period applicable to any amounts hereunder, the Borrower may renew the Option applicable to such amounts or convert such amounts to a different Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any amounts bearing interest under the LIBOR Option shall, at the Bank’s sole discretion, be converted at the end of the applicable LIBOR Interest Period to the Base Rate and the LIBOR Option will not be available to Borrower with respect to the conversion or renewal of any other amounts until such Event of Default has been cured by the Borrower or waived by the Bank. The Borrower shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the portions hereunder to be allocated to each Option and where relevant the interest periods therefor. In the case of converting to the LIBOR Option, such notice shall be given at least three (3) Business Days prior to the commencement of any LIBOR Interest Period. If no interest period is specified in any such notice for an amount that is to bear interest under the LIBOR Option, the Borrower shall be deemed to have selected a LIBOR Interest Period of one week’s duration. If no notice of election, conversion or renewal is timely received by the Bank with respect to any amount hereunder, the Borrower shall be deemed to have elected the Base Rate Option therefor. Any such election shall be promptly confirmed in writing by such method as the Bank may require.
3. Payment of Interest. The Borrower shall pay accrued interest on the unpaid principal balance of this Note in arrears: (a) for amounts hereunder bearing interest under the Base Rate Option, on the last day of each calendar quarter during the term hereof, (b) for amounts hereunder bearing interest under the LIBOR Option, on the last day of the respective LIBOR Interest Period for such amounts, and (c) for all outstanding amounts, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full.
4. Payment of Principal. All outstanding principal and any unpaid accrued interest shall be due and payable in full on December 27, 2006 (the “Maturity Date").
If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank’s office indicated above is located, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank, upon the occurrence and during the continuance of an Event of Default, to charge the Borrower’s deposit account at the Bank for any payment when due hereunder, and the Bank agrees to provide the Borrower with prompt written notice of any such charge. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.
5. Default Rate. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum which shall be two percentage points (2%) in excess of the interest rate otherwise in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrower agrees that the Default Rate is a reasonable forecast of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.
6. Prepayment. The Borrower shall have the right to prepay any amount hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 7 below.

7. Yield Protection; Break Funding Indemnification. The Borrower shall pay to the Bank within fifteen (15) days of written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, actual losses suffered or payments made by Bank by reason of any change in law or regulation or its interpretation thereof (whether or not having the force of law) imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. In addition, the Borrower agrees to indemnify the Bank against any liabilities, actual losses or actual expenses (including, without limitation, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any actual loss or actual expense incurred in connection with funds acquired to effect, fund or maintain any amounts hereunder (or any part thereof) bearing interest under the LIBOR Option (but excluding the loss of anticipated profits) which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, (ii) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any amounts bearing interest under the LIBOR Option, or (iii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any amounts bearing interest under the LIBOR Option on a day other than the regularly scheduled due date therefor. A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable within fifteen (15) days of written demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of all amounts payable hereunder.
8. Other Loan Documents. This Note is issued in connection with a letter agreement between the Borrower and the Bank, dated as of the date hereof (the “Letter Agreement”), and the other agreements and documents executed and/or delivered in connection therewith, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”).
9. Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of any principal under this Note when due, or nonpayment of interest or other indebtedness under this Note within 5 Business Days after written notice from the Bank that the same has become due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Loan Document; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 60 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors; (v) a default with respect to any other indebtedness of the Borrower and any of its subsidiaries for borrowed money aggregating in excess of $15,000,000.00, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the entry of a final judgment or order for the payment of money in excess of $15,000,000.00 in aggregate amount against the Borrower and any of its subsidiaries which is not stayed on appeal and the failure of the Borrower or subsidiary to discharge the judgment or order within ninety (90) days of the entry thereof; (vii) the Borrower ceases doing business as a going concern; (viii) any representation or warranty made by any Obligor to the Bank in any Loan Document is false, erroneous or misleading in any material respect as of the date made; (ix) a Change in Control shall occur; or (x) the revocation or attempted revocation, in whole or in part, of any guarantee by any Obligor. As used herein, (a) the term “Change in Control” shall have the meaning ascribed to such term in the Other Loan Document (as defined in the Letter Agreement); and (b) the term “Obligor” means any Borrower and any guarantor of the Borrower’s obligations to the Bank under the Loan Documents existing on the date of this Note or arising in the future.
Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.
10. Right of Setoff. In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower’s obligations to the Bank under this Note and to the extent permitted by law, a contractual right of setoff against all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such right of setoff may be exercised without demand upon or notice to the Borrower, but only upon the occurrence and during the continuance of an Event of Default; the Bank agrees to provide the Borrower with prompt subsequent notice of any such exercise. Every such right of setoff shall be deemed to have been exercised without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.
11. Indemnity. The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any amounts hereunder and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.
12. Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and endorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole, and only in whole, solely as provided in the Letter Agreement.
This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of Ohio. This Note will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the laws of the State of Ohio, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the State of Ohio (and appellate courts therefrom); provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
13. WAIVER OF JURY TRIAL. Each of the Bank and the Borrower irrevocably waives any and all rights it may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. Each of the Bank and the Borrower acknowledges that the foregoing waiver is knowing and voluntary.
The Borrower acknowledges that it has read and understood all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.
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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

DIEBOLD, INCORPORATED

By:	/s/ Kevin J. Krakora

Name: Kevin J. Krakora

Title: Executive Vice President and Chief Financial Officer
ACKNOWLEDGED AND AGREED:

By:	/s/ Joseph G. Moran

Joseph G. Moran
Vice President